Exhibit 99.1

GILLA CLOSES ACQUISITION OF THE MAD ALCHEMIST E-LIQUID BRAND

LOS ANGELES, CALIFORNIA – (December 2nd, 2015) - Gilla Inc. “Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquids for vaporizers and related accessories, is pleased to announce that the Company has closed the acquisition of all of the assets of The Mad Alchemist, LLC (the “Vendor”), which includes The Mad Alchemist, a premium E-liquid brand available at www.themadalchemist.com. The Company has acquired all of the assets, rights and title to own and operate The Mad Alchemist and the Replicant E-liquid brands (collectively, “The Mad Alchemist”) available online and in vape shops in the United States, Canada, Europe and United Arab Emirates.

The total purchase price for the assets was $500,000 payable to the Vendors over a period of 30 months from closing in common stock and cash. At closing, Gilla issued to the Vendor 819,672 shares of its common stock for a total value of $100,000. The remaining $400,000 will be paid to the Vendor in 10 equal deferred payments of $20,000 in cash and $20,000 in common stock every 3 months following the closing date. The common stock to be issued on each deferred payment date will be calculated using the weighted average closing market price of the Company, as quoted by the OTC Markets Group, for the 5 trading days prior each deferred payment date. The Company will also pay the Vendor a tiered quarterly earn-out based on the gross profit stream of The Mad Alchemist up to a maximum of 25% of such stream.

The Vendor has had tremendous success with limited manufacturing capacity and buying power out of its 1,400 square foot facility in London, Kentucky. Trailing twelve months revenue was $538,000 at gross margins in excess of 65%. The principals of the Vendor have also joined Gilla as full time employees with responsibilities beyond that of just building and growing The Mad Alchemist brands. Nicole Pennington and Josh Pennington have joined the Company as Vice President of Sales and Marketing and Vice President of Product Development respectively. Their responsibilities will also include organically broadening the Gilla portfolio of E-liquid brands and proprietary recipes as well as driving the domestic and international sales strategy.

"We are incredibly excited to join Gilla," stated Nicole Pennington CEO of The Mad Alchemist, LLC. She added, "We believe Gilla represents the best of the best in the vaping industry and we are extremely honored to be among that elite group. It is going to be an incredibly productive alliance."

J. Graham Simmonds, Chairman and CEO of Gilla Inc. added, “This is another great addition to our portfolio of premium E-liquid brands and further demonstrates our ability to establish Gilla as the global consolidator of E-liquid brands.”

About The Mad Alchemist

The Mad Alchemist is a London, Kentucky based brand founded in 2013. The Mad Alchemist E-liquid has been meticulously hand crafted to the highest of standards to produce flavors for every taste and occasion. Having crafted some of the most unique flavors in the industry, The Mad Alchemist’s tendency toward more natural flavorings has grown the brand to increased presence in the European marketplace having its entire product range finding continued success in the UK, Ireland, Scotland, Wales, France, Sweden, Denmark, Norway, Finland, Germany & Poland.

For more information, please visit themadalchemist.com.

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla aims to become a global leader in the manufacturing and distribution of E-liquid brands and proprietary recipes for the vapor industry. Gilla has a two-pronged business model: Custom E-liquid Manufacturing, including private label solutions, E-Liquid flavoring and fulfilment services; and Marketing & Online Services, including branding, marketing, sales support, and e-commerce solutions. Gilla’s channels to market include private label for convenience stores, vape shops and online retail. Gilla E-liquid portfolio includes the Craft Vapes, Craft Clouds, Miss Pennysworth’s Elixirs, Charlie’s Club and VaporLiq brands. Vaporizers and E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. Vaporizers and E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Mr. Dillon Heins
Director of Corporate Development
w: 1 (218) 839-9051
email: dillon@gillainc.com
website: www.gillainc.com
twitter: @gillainc